Exhibit 99.1


[NORTHWESTERN                                       NorthWestern Corporation
  ENERGY LOGO]                                      d/b/a NorthWestern Energy
                                                    125 S. Dakota Ave.
                                                    Sioux Falls, SD 57104
                                                    www.northwesternenergy.com


News Release                                        NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media Contacts:
NorthWestern Energy                Invenergy LLC                Wind Park Solutions Arcadia
Claudia Rapkoch                    Andrew Flanagan              Bob Quinn
406-497-2841                       312-224-1425                 406-378-2179
claudia.rapkoch@northwestern.com   aflanagan@invenergyllc.com   bob.quinn@kamut.com


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                 NORTHWESTERN ENERGY SIGNS CONTRACT TO PURCHASE
                       WIND ENERGY FROM INVENERGY WIND LLC

            Power Sales Agreement will provide renewable wind energy
                 from Montana's first large-scale wind resource


BUTTE, MT. - Jan. 11, 2005 - NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) announced today that it has signed an agreement to purchase 135 to 150 megawatts of electricity from an affiliate of Invenergy Wind LLC, which will construct a $150 million, large-scale wind farm near Judith Gap in Wheatland County, Mont. The contract is subject to approval by the Montana Public Service Commission.

The 20-year contract will provide NorthWestern Energy's default supply customers with approximately 8 percent of their electricity from the wind at a price that is competitive with electricity generated from other resources. The contract price is approximately $31/MWh, but the price paid by the consumer will be somewhat higher depending on the cost to purchase a firming resource to back up the renewable generation source.

"The purchase of 135 to 150 MW of wind-generated electricity is consistent with the amount of wind energy identified in our electric default supply procurement plan," said Mike Hanson, NorthWestern Energy's Chief Operating Officer. "We have worked very hard to obtain a cost-competitive renewable resource for our customers, while providing an important incentive for the development of a large-scale renewable energy project in Montana."

"We started working on this project four-and-a-half years ago, and it's very satisfying to see it finally come together," said Bob Quinn, a partner with Wind Park Solutions - Arcadia (WPSA), the firm that originally developed the project. "This project will not only benefit the local


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NorthWestern Energy Announces Wind Power Contract
January 11, 2005
Page 2


economy, but will generate money for Montana's schools since a portion of the wind farm will be built on State Lands."

The 8,000-acre wind farm will feature approximately 75 to 100 turbines each with a capacity of about 1.5 - 1.8 MW each. According to Quinn, WPSA has completed all of the necessary environmental permitting steps clearing the way for construction in the first half of 2005. "The Environmental Assessment, including a detailed avian analysis of the region, has been completed, and the project was determined to have no significant environmental impact," he said.

WPSA recently sold its 100 percent interest in the project to Invenergy Wind LLC, who will construct, own and operate the facility. "We're very excited about this project and the role it will play in our growing portfolio of wind resources," said Mark Leaman, vice president of Invenergy Wind LLC. "We have more than 25 projects in active development or construction in the United States and Canada totaling more than 2,500 MW of new wind generation. Obviously, we see a lot of potential in this project."

According to Pat Corcoran, NorthWestern Energy's Vice President of Government and Regulatory Affairs, NorthWestern Energy will seek advanced approval of this contract from the Montana Public Service Commission in keeping with the company's procurement plan. "This contract is the result of an extensive review and analysis of the all-resource electricity bids received through the RFP NorthWestern initiated last summer and meets the economic, risk and technical criteria for inclusion in our electric default supply portfolio," he said.

Corcoran added that the wind resource must be in production by Dec. 31, 2005, in order to realize the federal Production Tax Credits, which are embedded into the contract's economic consideration. NorthWestern Energy anticipates filing its advanced approval request by the end of January.

The company continues to work on other energy sources identified through the recent RFP process to meet its customers' electricity needs after current contracts expire in mid-2007.


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


NorthWestern Energy Announces Wind Power Contract
January 11, 2005
Page 3


About NorthWestern Energy
NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 608,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit www.northwesternenergy.com

About Invenergy Wind LLC
Invenergy Wind LLC and its affiliates develop, own and operate wind energy and natural gas fueled projects throughout North America. Invenergy is based in Chicago, Ill. For more information about Invenergy, visit www.invenergyllc.com.

About Wind Park Solutions Arcadia
Wind Park Solutions Arcadia is a Montana company based in Big Sandy. It was formed in 2002 by the partnership of Wind Park Solutions America, specializing in all aspects of wind park development and analysis, and Arcadia Windpower, a New York firm with significant financial expertise and a strong history in wind development. For more information about Wind Park Solutions America, visit www.windpark-solutions.com; and for information about Arcadia Windpower, visit www.ArcadiaWind.com.

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